Exhibit 10.1

AMENDMENT NO. 5 to
REVOLVING CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 5 TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of February 2, 2018 by and among UNIVERSAL TRUCKLOAD, INC., a corporation organized under the laws of the State of Delaware (“UTI”), UNIVERSAL DEDICATED, INC., a corporation organized under the laws of the State of Michigan (“UDI”), MASON DIXON INTERMODAL, INC., a corporation organized under the laws of the State of Michigan (“UIS”), LOGISTICS INSIGHT CORP., a corporation organized under the laws of the State of Michigan (“Logistics”), UNIVERSAL LOGISTICS SOLUTIONS INTERNATIONAL, INC., a corporation organized under the laws of the State of Illinois (“Solutions”), UNIVERSAL SPECIALIZED, INC., a corporation organized under the laws of the State of Michigan (“Specialized”), CAVALRY LOGISTICS, LLC, a limited liability company organized under the laws of the State of Tennessee (“Cavalry”) and UNIVERSAL MANAGEMENT SERVICES, INC., a corporation organized under the laws of the State of Michigan (“Management Services”) and each of the New Borrowers (as defined below) (each a “Borrower”, and collectively the “Borrowers”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various financial institutions named therein or which hereafter become a party thereto, (together with PNC, collectively, “Lenders”) and PNC, as agent for the Lenders (in such capacity, “Agent”).

BACKGROUND

WHEREAS, Borrowers (other than the New Borrowers, as defined below), Agent, and Lenders are parties to a Revolving Credit and Security Agreement dated as of December 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

WHEREAS, Borrowers have notified the Agent that UIS intends to acquire all of the Equity Interests of Fore Transportation, Inc., Fore Transport, Inc. and 4 Cargo, LLC (each a “New Borrower” and collectively, the “New Borrowers”), on the terms and conditions set forth in that certain Equity Purchase Agreement by and among UIS, UTSI Finance, Inc. and the Persons identified as Sellers therein (the “Fore Acquisition”).

WHEREAS, Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Consent to Fore Acquisition. The Agent and Lenders hereby consent (the “Consent”) to the Fore Acquisition and agree that such acquisition shall be deemed to be a Permitted Acquisition; provided that the Fore Acquisition shall be disregarded for purposes of calculating the limitations contained in clause (b) of the definition of “Permitted Acquisition”.  The Consent shall become effective on the Amendment No. 5 Closing Date (as defined below).

2.Amendments to Loan Agreement.

(a)The following definitions in Section 1.2 of the Loan Agreement are amended and restated as follows:

“Applicable Margin” shall mean, for each type of Advance, the applicable percent per annum set forth in the pricing table below corresponding to the Average Excess Availability for the fiscal quarter then ending, as adjusted on a quarterly basis on the date on which the quarterly financial statements of Borrowers and related Compliance Certificate required under Section 9.8 for each fiscal quarter are due to be delivered (each day on which such delivery is due an “Adjustment Date”).

Level	Quarterly Average Excess Availability	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Domestic Rate Loans
I	≥ 50% of the Maximum Revolving Advance Amount	During the Increased Availability Period: 1.50% At all other times: 1.25%	During the Increased Availability Period: .50% At all other times: .25%
II	<50% and ≥ 25.0% of the Maximum Revolving Advance Amount	During the Increased Availability Period: 1.75% At all other times: 1.50%	During the Increased Availability Period: .75% At all other times: .50%
III	< 25.0% of the Maximum Revolving Advance Amount	During the Increased Availability Period: 2.00% At all other times: 1.75%	During the Increased Availability Period: 1.00% At all other times: .75%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon Average Excess Availability reflected in such statements. Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing.  Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived or cured in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Average Excess Availability reflected on the most recently delivered Compliance Certificate delivered by Borrowers to Agent pursuant to Section 9.8. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, for any reason, Agent determines that (a) the Average Excess Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Average Excess Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Average Excess Availability would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Excess Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Average Excess Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods, then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods. “Application Date” shall have the meaning set forth in Section 2.8(b) hereof.”

“Maximum Revolving Advance Amount” shall mean $125,000,000 plus any increases in accordance with Section 2.24.

(b)The following definitions are added to Section 1.2 of the Loan Agreement:

“Amendment No. 5 Closing Date” shall mean February 2, 2018.

“Applicable Accounts Advance Percentage” shall mean the applicable percentage set forth in the table below for the periods specified therein:

Applicable Time Period	Applicable Accounts Advance Percentage
Amendment No. 5 Closing Date through and including June 30, 2018	90%
July 1, 2018 through and including September 30, 2018	89%
October 1, 2018 through and including December 31, 2018	88%
January 1, 2019 through and including March 31, 2019	87%
April 1, 2019 through and including June 30, 2019	86%
July 1, 2019 and thereafter	85%

Borrower may elect to have the percentage reduced to eighty five percent (85%) at any time by providing written notice of such election to the Agent and such election shall be irrevocable.

“Fore Acquisition Documents” shall mean the Fore Purchase Agreement and any other related documents or agreements arising from or entered into pursuant to the terms of such Fore Purchase Agreement, in each case as amended as permitted hereunder from time to time.

“Fore Purchase Agreement” shall mean that certain Equity Purchase Agreement (including all schedules, exhibits and attachments to same) by and among UIS, UTSI Finance, Inc. and the Fore Sellers dated as of February 2, 2018, as amended, restated or otherwise modified from time to time to the extent permitted hereunder.

“Fore Sellers” shall mean Michael R Apa, Sr. Irrevocable Business Trust dated June 30, 2016, Michael R. Apa, Sr. Irrevocable Real estate Trust dated June 30, 2016 and James A. Apa.

“Increased Availability Period” shall mean the period of time from the Amendment No. 5 Closing Date until the date that the Applicable Accounts Advance Percentage is equal to or less than 85%.

(c)The references to “85%” in Section 2.1(a)(y) are deleted and replaced with references to “Applicable Accounts Advance Percentage”.

(d)Section 6.14 of the Loan Agreement is amended and restated as follows:

“6.14 Deposit Accounts.  (i) Cause all of the Borrowers’ (other than Fore

Transportation, Inc., Fore Transport, Inc. and 4 Cargo, LLC) deposit accounts, other than the Excluded Accounts, the Permitted KeyBank Account and the accounts maintained in Canada as of the Closing Date, to be maintained with the Agent and (ii) on or before April 2, 2018, or such later date as Agent may agree in writing, cause all of the deposit accounts of Fore Transportation, Inc., Fore Transport, Inc. and 4 Cargo, LLC, other than the Excluded Accounts, to be maintained with the Agent.”

(e)The following is added to the Loan Agreement as new Section 7.18:

“7.18 Amendment to Fore Acquisition Documents. Make, permit or consent to any amendment to or other modification of the Fore Acquisition Documents without the prior written consent of the Agent, except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the Other Documents, (ii) does not adversely affect the interest of the Lenders as creditors and/or as secured parties under any Other Document and (iii) could not reasonably be expected to have a Material Adverse Effect.”

3.Joinder to Loan Agreement.  Upon the consummation of the Fore Acquisition, the signature of each New Borrower to this Amendment and the Other Documents to which it is a party shall be deemed to confirm its agreement to each of the following provisions:

(a)Such New Borrower shall, and does hereby, become a Borrower under the Loan Agreement as if an original signatory thereto, and agrees to execute and deliver any such additional agreements, documents and instruments as Agent shall reasonably request.

(b)Such New Borrower hereby ratifies and confirms its obligations under the Loan Agreement, all in accordance with the terms thereof, and shall be deemed to have made each representation and warranty set forth therein to the extent applicable to it, except that such representations and warranties shall be deemed to have been made on and as of the date of the consummation of the Fore Acquisition, rather than on and as of the date of this Amendment.

(c)Each New Borrower (a) acknowledges and agrees that it has been afforded the opportunity to completely read and understand the Loan Agreement, the Notes and any Other Documents executed in connection therewith; (b) consents to all of the provisions of the Loan Agreement and the Notes and any Other Documents executed in connection therewith relating to such New Borrower; and (c) acknowledges and agrees that the Loan Agreement and the Other Documents to which it is a party have been freely executed without duress and after an opportunity was provided to it for review by competent legal counsel of its choice.

(d)Each New Borrower acknowledges and agrees that it shall be primarily liable for the obligations under the Loan Agreement and the Other Documents to which it is a party as a joint and several obligor, in accordance with the terms set forth in Section 15.1(c) of the Loan Agreement.

4.Commitments and Percentages. The parties hereto acknowledge and agree that on and as of the Amendment No. 5 Closing Date, each Lender shall have Revolving Commitment Amounts and Revolving Commitment Percentages equal to the applicable amounts and percentages set forth on the signature page hereto.

5.Schedules.  The Borrowers represent and warrant that the supplements to the Schedules to the Loan Agreement attached hereto as Attachment 1 include all of the respective information applicable to the New Borrowers and that all of the Schedules are true, correct and complete as of the date hereof.

6.Expenses.  Upon the execution of this Amendment, Borrowers must pay to Agent all costs and expenses incurred by Agent in connection with this Amendment, including reasonable attorneys’ fees of Agent’s counsel.

7.Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been satisfied:

(a)Agent shall have received counterpart originals of this Amendment, duly executed and delivered by the Agent, the Borrowers and the Lenders.

(b)Agent shall have received counterpart originals of the new Revolving Credit Notes, in each case duly executed and delivered by the Borrowers and the Lenders;

(c)Agent shall have received evidence from Borrowers (i) that the aggregate amount of Eligible Domestic Billed Receivables, Eligible Foreign Billed Receivables and Eligible Pledged Securities, is sufficient in value and amount to support the outstanding Revolving Advances and Swing Loans in the amounts requested by Borrowers on the Amendment No. 5 Closing Date and (ii) that Borrowers shall have Excess Availability of at least $25,000,000 after giving effect to the consummation of the Fore Acquisition and the Advances to be made on the Amendment No. 5 Closing Date.

(d)Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each New Borrower in form and substance satisfactory to Agent dated as of the Amendment No. 5 Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such New Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such New Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Swing Loans and requesting of Letters of Credit on a joint and several basis with all New Borrowers as provided for herein), and (y) the granting by such New Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of New Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such New Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such New Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such New Borrower in its jurisdiction of organization and, each applicable jurisdiction where the conduct of such New Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 30 days prior to the Amendment No. 5 Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction.

(e)Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, and (ii) insurance certificates issued by New Borrowers’ insurance broker containing such information regarding New Borrowers’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured as applicable.

(f)Agent shall have received execution copies of the final Fore Acquisition Documents in effect on the Amendment No. 5 Closing Date, such documents to be in form and substance reasonably satisfactory to Agent and the Lenders.

(g)Agent shall have received the final funds flow memorandum evidencing the use of proceeds with respect to the financing transactions of the Borrowers, to be consummated prior to or simultaneously with the making of the Advances on the Amendment No. 5 Closing Date together with a summary of terms of such financing transactions all of which shall be satisfactory in form and substance to Agent.

(h)Agent shall have received a copy of the fully executed payoff letters from The Huntington National Bank, in each case form and substance satisfactory to Agent.

(i)Agent shall have received payment of an amendment fee in an amount equal to $75,000 for distribution to the Lenders on a pro rata basis.

8.Representations and Warranties.  Each Borrower represents, warrants, and agrees that:

(a)The execution, delivery, and performance of this Amendment are within its corporate, limited liability company, or limited partnership powers, have been duly authorized, and do not violate any statute, law, regulation, or its articles of incorporation, articles of organization, by-laws, or other organizational documents, or any material agreement or undertaking to which it is a party or by which it is bound.

(b)This Amendment is a legal, valid, and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms.

(c)After giving effect to the amendments in this Amendment, the representations and warranties of such Borrower contained in the Loan Agreement and the Other Documents are true on and as of the date of this Amendment with the same force and effect as if made on and as of the date of this Amendment.

(d)No Default or Event of Default exists on the date of this Amendment.

(e)All Obligations are due and owing in accordance with their terms without setoff, counterclaim, or defense.

9.Effect on the Agreement.

(a)Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified, reaffirmed, confirmed and approved.

(b)If there is an express conflict between the terms of this Amendment and the terms of the Loan Agreement or the Other Documents, the terms of this Amendment control.

(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

10.Governing Law.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.

11.Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12.Counterparts; Facsimile.  This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.

13.Release. As a condition of the above amendments and waiver, each Borrower waives, discharges, and forever releases Agent, Lenders and their respective employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions known to Borrower that Borrower has or may have had at any time up through, and including, the date of this Amendment, against any or all of the foregoing in connection with the Loan Agreement, including the Amendment thereto regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Agent’s or such Lender’s actions or omissions.

[Signatures appear on next page.]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

By:	/s/ John Wenzinger
Name:	John Wenzinger
Its:	Senior Vice President

Revolving Commitment Percentage:  100%

Revolving Commitment Amount   $125,000,000

SIGNATURE PAGE TO AMENDMENT NO. 5

(14901278)

ACKNOWLEDGED AND AGREED:

UNIVERSAL TRUCKLOAD, INC.

By:	/s/ Mark Limback
Mark Limback
Its:	President

universal dedicated, Inc.

By:	/s/ Darren W. Coast
Darren Coast
Its:	President

MASON DIXON INTERMODAL, Inc.

By:	/s/ Timothy Phillips
Timothy Phillips
Its:	President

LOGISTICS INSIGHT CORP.

By:	/s/ Michael Bautch
Michael S. Bautch
Its:	President

universal logistics solutions
international, inc.

By:	/s/ Michael Bautch
Michael S. Bautch
Its:	President

UNIVERSAL SPECIALIZED, INC.

By:	/s/ Mark Limback
Mark Limback
Its:	President

SIGNATURE PAGE TO AMENDMENT NO. 5

(14901278)

cavalry logistics, llc

By:	/s/ Steven Fitzpatrick
Steven A. Fitzpatrick
Its:	Secretary

UNIVERSAL MANAGEMENT SERVICES, INC.

By:	/s/ Steven Fitzpatrick
Steven A. Fitzpatrick
Its:	Secretary

Immediately after consummation of the Fore Acquisition:

FORE TRANSPORTATION, INC.

By:	/s/ Violeta V. Golematis
Violeta V. Golematis
Its:	Treasurer

FORE TRANSPORT, INC.

By:	/s/ Violeta V. Golematis
Violeta V. Golematis
Its:	Treasurer

4 CARGO LLC

By:	/s/ Violeta V. Golematis
Violeta V. Golematis
Its:	Treasurer

SIGNATURE PAGE TO AMENDMENT NO. 5

(14901278)

ATTACHMENT 1

Supplemental Schedules

[please see attached schedules]

SIGNATURE PAGE TO AMENDMENT NO. 5

(14901278)